EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS SECOND QUARTER

DILUTED EARNINGS OF 47¢ PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 19¢ PER SHARE

SOUTHPORT, CONNECTICUT, July 31, 2024--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the second quarter of 2024, net sales were $130.8 million and diluted earnings were 47¢ per share. For the corresponding period in 2023, net sales were $142.8 million and diluted earnings were 91¢ per share.

For the six months ended June 29, 2024, net sales were $267.6 million and diluted earnings were 87¢ per share. For the corresponding period in 2023, net sales were $292.3 million and diluted earnings were $1.72 per share.

The Company also announced today that its Board of Directors declared a dividend of 19¢ per share for the second quarter for stockholders of record as of August 15, 2024, payable on August 30, 2024. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the second quarter of 2024, “Although consumer demand in the firearms market declined from the second quarter of last year, the estimated sell-through of our products from our independent distributors to retailers bucked this trend and increased during the same period. This growth was primarily driven by the demand for many of our recently introduced products, including:

•	American Rifle Generation II family of rifles,
•	Marlin lever-action rifles, including the 1895 Dark Series and the 336 models,
•	LC Carbine chambered in .45 Auto,
•	75th Anniversary Mark IV Target pistol,
•	75th Anniversary 10/22 rifles,
•	75th Anniversary LCP MAX pistol, and
•	Mini-14 rifle with side-folding stock.

Further, the industry has recognized many of these innovative products with awards and accolades, including the recently announced Industry Choice Awards for:

•	Lever Gun of the Year (Marlin Dark Series Model 1895),
•	Carbine of the Year (LC Carbine in .45 Auto), and
•	High Overall Rifle of the Year (Ruger American Rifle Gen II Ranch).

We look forward to adding to this success with an exciting new product and more product derivatives that we plan to launch in the second half of the year.”

Mr. Killoy continued, “Earlier this year, we reorganized some aspects of our business and implemented a reduction in force to achieve greater efficiency, productivity, and flexibility throughout our organization. We are starting to realize the benefits of these actions. Despite a reduction in headcount, second quarter production increased 18% from the first quarter. We expect further improvements from the initiatives we are currently pursuing and we continue to look for additional opportunities to reduce or eliminate inefficiencies in every part of our business.”

Mr. Killoy concluded, “We remain focused on the long-term goal of creating shareholder value. Our disciplined pricing and promotion strategy may not always benefit current period sales and profitability, but instead enhances our long-term performance and promotes consistency throughout the distribution channel. Allowing both independent distributors and retailers to confidently invest in our inventory is essential to Ruger’s long-term success and leadership in the volatile firearms market. We continue to leverage our strong, debt-free balance sheet. In the first half of 2024, we repurchased 477,917 shares of our stock at an average cost of $42.41 per share, representing approximately 3% of our outstanding shares.”

Mr. Killoy made the following observations related to the Company’s second quarter 2024 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 1% in both the second quarter and first half of 2024 compared to the prior year periods. For the same periods, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 8% and 6%, respectively.

•	Sales of new products, including the Security-380 pistol, Super Wrangler revolver, Marlin lever-action rifles, LC Carbine, Small-Frame Autoloading Rifle, and American Centerfire Rifle Generation II represented $79.7 million or 31% of firearm sales in the first half of 2024, an increase from $63.3 million or 23% of sales in the first half of 2023. New product sales include only major new products that were introduced in the past two years.

•	Our profitability in the second quarter of 2024 improved from the first quarter of 2024 as we increased production, despite the reduction in headcount.

•	Compared to the second quarter of 2023, the Company’s and distributor’s finished goods inventories have been reduced by 13,300 units and 88,700 units, respectively, providing an opportunity for replenishment in the second half of the year.

•	Cash provided by operations during the first half of 2024 was $26.1 million. At June 29, 2024, our cash and short-term investments totaled $105.6 million. Our current ratio is 4.8 to 1 and we have no debt.

•	In the first half of 2024, capital expenditures totaled $10.4 million related to new product introductions, upgrades to our manufacturing equipment, and facilities. We expect our 2024 capital expenditures to approximate $20 million.

•	In the first half of 2024, the Company returned $27.1 million to its shareholders through:

o	the payment of $6.8 million of quarterly dividends, and

o	$20.3 million through the repurchase of shares of its common stock in the open market.

•	At June 29, 2024, stockholders’ equity was $321.5 million, which equates to a book value of $18.90 per share, of which $6.21 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the second quarter of 2024. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, August 1, 2024, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the second quarter 2024 operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Quarterly Report on Form 10-Q for the second quarter of 2024 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	June 29, 2024	December 31, 2023

Assets

Current Assets
Cash	$7,153	$15,174
Short-term investments	98,490	102,485
Trade receivables, net	56,119	59,864

Gross inventories	145,839	150,192
Less LIFO reserve	(66,854)	(64,262)
Less excess and obsolescence reserve	(5,653)	(6,120)
Net inventories	73,332	79,810

Prepaid expenses and other current assets	16,857	14,062
Total Current Assets	251,951	271,395

Property, plant and equipment	471,440	462,397
Less allowances for depreciation	(400,126)	(390,863)
Net property, plant and equipment	71,314	71,534

Deferred income taxes	14,727	11,976
Other assets	38,711	43,912
Total Assets	$376,703	$398,817

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	June 29, 2024	December 31, 2023

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$29,583	$31,708
Contract liabilities with customers	—	149
Product liability	314	634
Employee compensation and benefits	16,692	24,660
Workers’ compensation	5,432	6,044
Total Current Liabilities	52,021	63,195

Employee compensation	1,252	1,685
Product liability accrual	61	46
Lease liability	1,903	2,170

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000
2024 – 24,467,983 issued,
17,011,666 outstanding
2023 – 24,437,020 issued,
17,458,620 outstanding	24,468	24,437
Additional paid-in capital	48,346	46,849
Retained earnings	426,551	418,058
Less: Treasury stock – at cost
2024 – 7,456,317 shares
2023 – 6,978,400 shares	(177,899)	(157,623)
Total Stockholders’ Equity	321,466	331,721
Total Liabilities and Stockholders’ Equity	$376,703	$398,817

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023

Net firearms sales	$129,829	$141,853	$265,837	$290,746
Net castings sales	932	951	1,744	1,511
Total net sales	130,761	142,804	267,581	292,257

Cost of products sold	101,607	104,656	209,024	215,623

Gross profit	29,154	38,148	58,557	76,634

Operating expenses:
Selling	9,484	9,808	19,190	19,033
General and administrative	10,698	9,925	22,864	22,165
Total operating expenses	20,182	19,733	42,054	41,198

Operating income	8,972	18,415	16,503	35,436

Other income:
Interest income	1,329	1,479	2,684	2,693
Interest expense	(25)	(30)	(42)	(55)
Other income, net	179	369	357	651
Total other income, net	1,483	1,818	2,999	3,289

Income before income taxes	10,455	20,233	19,502	38,725

Income taxes	2,191	4,048	4,154	8,190

Net income and comprehensive income	$8,264	$16,185	$15,348	$30,535

Basic earnings per share	$0.48	$0.91	$0.88	$1.73

Diluted earnings per share	$0.47	$0.91	$0.87	$1.72
Weighted average number of common shares outstanding - Basic	17,343,341	17,714,471	17,388,509	17,696,579
Weighted average number of common shares outstanding - Diluted	17,618,508	17,826,205	17,615,244	17,798,521

Cash dividends per share	$0.16	$0.32	$0.39	$5.74

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended
	June 29, 2024	July 1, 2023

Operating Activities
Net income	$15,348	$30,535
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,137	13,046
Stock-based compensation	2,152	1,948
Excess and obsolescence inventory reserve	(467)	—
Gain on sale of assets	—	(2)
Deferred income taxes	(2,751)	(3,950)
Changes in operating assets and liabilities:
Trade receivables	3,745	12,383
Inventories	6,945	(4,423)
Trade accounts payable and accrued expenses	(2,770)	(5,654)
Contract liability with customers	(149)	(931)
Employee compensation and benefits	(8,469)	(8,882)
Product liability	(305)	199
Prepaid expenses, other assets and other liabilities	1,669	(11,285)
Income taxes payable	—	(1,171)
Cash provided by operating activities	26,085	21,813

Investing Activities
Property, plant and equipment additions	(10,414)	(4,873)
Proceeds from sale of assets	—	3
Purchases of short-term investments	(76,409)	(117,977)
Proceeds from maturities of short-term investments	80,404	150,898
Cash (used for) provided by investing activities	(6,419)	28,051

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(624)	(2,156)
Repurchase of common stock	(20,276)	—
Dividends paid	(6,787)	(101,425)
Cash used for financing activities	(27,687)	(103,581)

Decrease in cash and cash equivalents	(8,021)	(53,717)

Cash and cash equivalents at beginning of period	15,174	65,173

Cash and cash equivalents at end of period	$7,153	$11,456

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023

Net income	$8,264	$16,185	$15,348	$30,535

Income tax expense	2,191	4,048	4,154	8,190
Depreciation and amortization expense	5,304	6,510	11,137	13,046
Interest income	(1,329)	(1,479)	(2,684)	(2,693)
Interest expense	25	30	42	55
EBITDA	$14,455	$25,294	$27,997	$49,133
EBITDA margin	11.1%	17.7%	10.5%	16.8%
Net income margin	6.3%	11.3%	5.7%	10.4%